PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-290227

GENPREX, INC.

25,000,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 25,000,000 shares of our common stock, par value $0.001 per share, by Lincoln Park Capital Fund, LLC, which we refer to in this prospectus as “Lincoln Park” or the “selling stockholder.”

The shares of common stock to which this prospectus relates are shares that have been or may be issued by us to Lincoln Park pursuant to the purchase agreement dated as of June 11, 2025, that we entered into with Lincoln Park (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. However, we may receive up to $10,039,864 (in addition to the $2,460,136 previously received from sales made pursuant to the Purchase Agreement prior to the date of this prospectus) in aggregate gross proceeds under the Purchase Agreement from any sales of common stock we make to Lincoln Park pursuant to the Purchase Agreement, from time to time in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

The selling stockholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 25 of this prospectus for more information about how the selling stockholder may sell or otherwise dispose of the shares of our common stock being offered through this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The selling stockholder will pay all brokerage fees and commissions and similar expenses in connection with any resale or other disposition of the common stock described in this prospectus by the selling stockholder. We will pay the expenses incurred in registering under the Securities Act the offer and resale of such shares of common stock by the selling stockholder, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is listed on the Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “GNPX”. The last reported sale price of our common stock on Nasdaq on September 16, 2025 was $0.2718 per share.

Investing in our common stock is highly speculative and involves a significant degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 10 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2025.

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

The selling stockholder named in this prospectus may sell up to 25,000,000 shares of our common stock previously issued and issuable pursuant to the Purchase Agreement from time to time. This prospectus also covers any shares of common stock that may become issuable as a result of share splits, share dividends, or similar transactions. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

We have not, and the selling stockholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, the documents incorporated by reference herein or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only under circumstances and in jurisdictions where it is lawful to do so. The selling stockholder is not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Unless the context otherwise requires, “Genprex,” “GNPX,” “the Company,” “we,” “us,” “our” and similar terms refer to Genprex, Inc.

Industry and Market Data

This prospectus or the documents incorporated by reference herein includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all of the information that may be important to you and your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and other documents incorporated by reference herein, as well as the information under the caption “Risk Factors” herein and under similar headings in the other documents that are incorporated by reference into this prospectus including documents that are filed after the date hereof. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Concerning Forward-Looking Statements.” In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “GNPX” “Genprex,” or the “Company” refer to Genprex, Inc. and its subsidiary on a consolidated basis.

Company Overview

We are a clinical stage gene therapy company pioneering the development of gene-based therapies for large patient populations with unmet medical needs. Our oncology platform utilizes our systemic, non-viral ONCOPREX® Delivery System which uses lipid-based nanoparticles in a lipoplex form to deliver tumor suppressor gene-expressing plasmids to cancer cells. The product is administered intravenously, where it is taken up by tumor cells that then express tumor suppressor proteins that were deficient in the tumor. Our diabetes technology is designed to work in Type 1 diabetes by transforming alpha cells in the pancreas into functional beta-like cells, which can produce insulin but may be distinct enough from beta cells to evade the body’s immune system. In Type 2 diabetes, our technology is believed to work by replenishing and rejuvenating exhausted beta cells that make insulin.

Oncology Platform

Our lead oncology drug candidate, REQORSA® gene therapy (generic name: quaratusugene ozeplasmid), previously referred to as GPX-001, is initially being developed in combination with prominent, approved cancer drugs to treat Non-Small Cell Lung Cancer (“NSCLC”) and Small Cell Lung Cancer (“SCLC”). REQORSA has multimodal effects on cancer cells. It harms the metabolism of cancer cells, which leads to reduced cancer cell growth. It has a mechanism of action whereby it decreases tumor glucose metabolism, interrupts cell signaling pathways that cause replication and proliferation of cancer cells, re-establishes pathways for apoptosis, or programmed cell death, in cancer cells, and increases the immune response against cancer cells. In preclinical studies, REQORSA has been shown to be complementary with targeted drugs and immunotherapies. Our strategy is to develop REQORSA in combination with currently approved therapies and we believe REQORSA’s unique attributes position it to provide treatments that improve on these current therapies for patients with NSCLC, SCLC, and possibly other cancers.

The TUSC2 gene, which is the key component of REQORSA and plays a vital role in cancer suppression and normal cell metabolism, is one of a series of genes on the short arm of Chromosome 3 whose therapeutic use is covered by our exclusive worldwide licenses from The University of Texas MD Anderson Cancer Center (“MD Anderson”). We believe that our ONCOPREX Delivery System allows for the delivery of a number of cancer-fighting tumor suppressor genes, alone or in combination with other cancer therapies, to combat multiple types of cancer and we are in early stages of discovery programs to identify other cancer candidates. In August 2022, we entered into a sponsored research agreement with MD Anderson to support further preclinical studies of TUSC2 and other tumor suppressor genes. Additionally, we are collaborating with MD Anderson to discover, develop and utilize biomarkers to select the patient population most likely to respond to REQORSA and enable decisions on progression of our drug candidates to the next phase of development. MD Anderson researchers currently are analyzing biomarkers that may indicate a strong positive or negative response to REQORSA in lung cancer that could be used to enrich our population of responders in our clinical trials.

Acclaim - 1: We currently are enrolling and treating patients in the Phase 2a expansion portion of our Phase 1/2 Acclaim-1 clinical trial. The Acclaim-1 trial uses a combination of REQORSA and AstraZeneca’s Tagrisso® (osimertinib) in patients with late-stage NSCLC that has activating epidermal growth factor receptor (“EGFR”) mutations and progression on treatment with Tagrisso or Tagrisso-containing regimens. Following the May 2023 completion of the Phase 1 dose escalation portion of the study, the Acclaim-1 Safety Review Committee (“Acclaim-1 SRC”) approved advancement from the Phase 1 dose escalation portion to the Phase 2a expansion portion of the study. Based on a review of safety data which showed no dose limiting toxicities (“DLTs”), the Acclaim-1 SRC determined the recommended Phase 2 dose (“RP2D”) of REQORSA to be 0.12 mg/kg. This was the highest dose level delivered in the Phase 1 portion of the study and is twice the highest dose level delivered in our prior clinical trial combining REQORSA with Tarceva® (erlotinib) for the treatment of late-stage lung cancer. There were three patients originally enrolled in the Phase 1 dose escalation portion of the study who had prolonged progression-free survival (“PFS”). One patient attained a partial remission after the second course of REQORSA and Tagrisso and has maintained this response through 52 courses of treatment (approximately 36 months) and continues to receive REQORSA and Tagrisso treatment to date. A second patient had stable disease without disease progression through 32 courses of treatment (approximately 24 months) but then had disease progression and REQORSA treatment was stopped. A third patient had stable disease without disease progression through 14 courses of treatment (approximately 10 months) before disease progression and is no longer receiving treatment. We opened the Phase 2a expansion portion of the study and enrolled and dosed the first patient in January 2024. The initial trial design of the Phase 2a expansion portion of the study included two cohorts with half being patients who received only prior Tagrisso treatment and the other half being patients who received prior Tagrisso treatment and chemotherapy. However, as previously announced in August 2024, based on resource prioritization and to focus on the patients for whom REQORSA is most likely to show a benefit, we decided to limit our enrollment efforts moving forward to patients who received only prior Tagrisso treatment and cease enrollment of the second cohort (patients who received prior Tagrisso treatment and chemotherapy). However, noting that two of the patients with prolonged PFS in the Phase 1 portion of the study had previously received both chemotherapy and Tagrisso, in February 2025, we amended the protocol to allow entry of patients progressing on Tagrisso or Tagrisso-containing regimens. The Phase 2a expansion portion of the trial is now expected to enroll approximately 33 patients; all of whom have progressed on Tagrisso or Tagrisso-containing regimens. The Phase 2b randomized portion of the study, in which patients progressing on prior Tagrisso treatment will be randomized 1:1 to either REQORSA and Tagrisso combination therapy or to platinum-based chemotherapy, remains unchanged. There will be an interim analysis following the treatment of 19 patients in the Phase 2a portion of the Acclaim-1 study. We expect to complete the enrollment of the first 19 patients for interim analysis in the Phase 2a expansion portion of the study by the first quarter of 2026 and expect the interim analysis in the first half of 2026.

The Food and Drug Administration (“FDA”) has granted Fast Track Designation for the Acclaim-1 treatment combination of REQORSA and Tagrisso in NSCLC patients who have progressed on Tagrisso treatment.

The Phase 2a expansion portion of the Acclaim-1 study provides us the advantage of early insight into drug effectiveness in defined and distinct patient populations at the maximum tolerated dose or RP2D in order to better evaluate efficacy and increase the likelihood of a successful randomized Phase 2 trial which will follow the expansion portion of the study.

Acclaim - 2: The Acclaim-2 trial involved a combination of REQORSA and Merck & Co.’s Keytruda® (pembrolizumab) in patients with late-stage NSCLC whose disease has progressed after treatment with Keytruda. As previously announced in August 2024, based on a number of factors, including enrollment challenges and delays due to competition for investigators and eligible patients with numerous other trials involving the same patient population, we decided to cease enrollment of new patients in the Acclaim-2 trial to prioritize our resources and focus on the other two Acclaim trials in SCLC and NSCLC, respectively. There are no longer any patients receiving study treatment in the Acclaim-2 trial. Although the Acclaim-2 study in patients progressing on Keytruda containing regimens has been closed due to, among other factors, slow enrollment, we continue to believe that this combination could be beneficial.

Acclaim - 3: We are currently enrolling and treating patients in the Phase 2 expansion portion of our Phase 1/2 Acclaim-3 clinical trial. The Acclaim-3 clinical trial uses a combination of REQORSA and Genentech, Inc.’s Tecentriq® (atezolizumab) as maintenance therapy for patients with extensive stage small cell lung cancer (“ES-SCLC”) who did not develop tumor progression after receiving Tecentriq and chemotherapy as initial standard treatment. Patients are treated with REQORSA and Tecentriq until disease progression or unacceptable toxicity is experienced. On December 16, 2024, we announced that we had completed the Phase 1 dose escalation portion of the Acclaim-3 clinical trial. Based on full safety data, which showed no DLTs, the Acclaim-3 Safety Review Committee determined that the RP2D of REQORSA will be 0.12 mg/kg, which was the highest dose level delivered in the Phase 1 portion of the trial, and approved the opening of the Phase 2 expansion portion of the trial. We anticipate that the Phase 2 expansion portion will enroll approximately 50 patients at approximately 10 to 15 U.S sites. Patients will be treated with REQORSA and Tecentriq until disease progression or unacceptable toxicity is experienced. The primary endpoint of the Phase 2 portion is to determine the 18-week progression-free survival rate from the time of the start of maintenance therapy with REQORSA and Tecentriq in patients with ES-SCLC. Patients will also be followed for survival. A Phase 2 futility analysis will be performed after the 25th patient enrolled and treated reaches 18 weeks of follow up. We expect to complete enrollment of the first 25 patients for interim analysis in the Phase 2 expansion portion of the study in the first quarter of 2026.

The Acclaim-3 clinical trial has received FDA Fast Track Designation for this patient population and Acclaim-3 has also received an FDA Orphan Drug Designation.

Diabetes Gene Therapy

In diabetes, we have exclusively licensed from the University of Pittsburgh of the Commonwealth System of Higher Education (“University of Pittsburgh” or “UP”) multiple technologies relating to the development of a gene therapy product for each of Type 1 and Type 2 diabetes. The same general novel approach is used in each of Type 1 and Type 2 diabetes whereby an adeno-associated virus vector containing the Pdx1 and MafA genes is administered directly into the pancreatic duct. In humans, this can be done with a routine endoscopy procedure. Our diabetes product candidates are currently being evaluated and optimized in preclinical studies at the University of Pittsburgh. GPX-002 is being developed using the same construct for the treatment of both Type 1 diabetes and Type 2 diabetes. GPX-002 for Type 1 diabetes is designed to work by transforming alpha cells in the pancreas into functional beta-like cells, which can produce insulin but may be distinct enough from beta cells to evade the body’s immune system. In a similar approach, GPX-002 for Type 2 diabetes (formerly known as GPX-003), where autoimmunity is not at play, is believed to work by replenishing and rejuvenating exhausted beta cells that make insulin. We finalized the components of the diabetes construct to take forward for nonclinical studies and in December 2023, we submitted a request to meet with the FDA to obtain their guidance on the nonclinical studies needed to file an Investigational New Drug (“IND”) application and initiate first-in-human studies. As a result of the FDA’s response, we decided to continue with our planned additional nonclinical studies before requesting regulatory guidance for the IND-enabling studies. We are currently working with the University of Pittsburgh on species analyses for the animal models as well as on other regulatory and clinical strategic planning, including the planned initiation of research in Type 2 diabetes animal models, following which we believe we would be poised to seek further regulatory guidance from the FDA on IND-enabling studies in the second half of 2025. In May 2025, following the recent completion of our August 2022 sponsored research agreement with UP, we entered into a new sponsored research agreement with UP to study Type 1 diabetes and Type 2 diabetes in animal models. The new sponsored research agreement also includes a revised research plan to encompass our most recent technologies to which we originally acquired exclusive rights from UP in July 2023 as amended and restated in the comprehensive New UP License Agreement in February 2025 (as defined and described below). These include a MafB promoter to drive expression of the Pdx1 and MafA transcription factors that can potentially be used for both Type 1 and Type 2 diabetes. On February 17, 2025, we and the University of Pittsburgh entered into an amended and restated Exclusive License Agreement (the “New UP License Agreement”), which updates and consolidates into a single agreement our prior license agreements with UP. Pursuant to the New UP License Agreement, UP granted to us a worldwide, exclusive license for certain patents and related technology, collectively referred to as the “Licensed Technology,” and a worldwide, non-exclusive license to use certain related know-how. The Licensed Technology covered by the New UP License Agreement is based on the same general gene therapy approach as covered under our prior license agreements with UP (less the previously-licensed macrophage technology), whereby an adeno-associated virus vector containing the Pdx1 and MafA genes is administered directly into the pancreatic duct. More specifically, the Licensed Technology covered by the New UP License Agreement is related to a gene therapy for both Type 1 diabetes and Type 2 diabetes using the genes of the Pdx1 and MafA transcription factors controlled by insulin, glucagon and MafB promoters.

In February 2023, the Company’s research collaborators at UP presented preclinical data in a non-human primate model of Type 1 diabetes highlighting the therapeutic potential of GPX-002 at the 16th International Conference on Advanced Technologies & Treatments for Diabetes (ATTD 2023) in Berlin, Germany. The statistically significant study results showed the treated animals had decreased insulin requirements, increased c-peptide levels, and improved glucose tolerance compared to baseline. In April 2023, the Company hosted a Key Opinion Leader virtual event entitled “Novel Gene Therapy to Treat Type 1 Diabetes,” which discussed preclinical data reported at ATTD 2023 supporting gene therapy to treat Type 1 diabetes. In June 2025, our collaboration partners had two presentations at the 2025 American Diabetes Association (ADA) 85th Scientific Sessions. Genprex’s research collaborators from UP were invited to give an oral presentation highlighting their work in non-human primate models of Type 1 diabetes. In addition, Genprex’s contract development and manufacturing organization collaborators presented a poster on a non-viral lipid nanoparticle delivery system that would allow a patient to receive multiple treatments.

Recent Developments

ATM Sales

On December 13, 2023, we entered into an At The Market (“ATM”) Offering Agreement (the “ATM Agreement”) with H.C. Wainwright & Co., LLC, serving as agent (the “Agent”) with respect to an ATM offering program under which we may offer and sell through the Agent, from time to time at our sole discretion, shares (the “Shares”) of our common stock, par value $0.001 per share (the “Common Stock”). Since December 31, 2024, we have sold 16,940,454 shares of our Common Stock through our ATM program for aggregate net proceeds of $6,895,947.

Nasdaq Compliance Matters

As previously disclosed, on August 19, 2025, we  received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”), because our stockholders’ equity of $1,391,195 as reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2025 was below the required minimum of $2.5 million, and because, as of August 19, 2025, we did not meet the alternative compliance standards relating to market value of listed securities or net income from continuing operations. The Staff indicated that this non-compliance with the Minimum Stockholders’ Equity Requirement serves as additional and separate basis for delisting our securities from Nasdaq.

Also, as previously disclosed, on August 12, 2025, we received a letter from Nasdaq indicating that, because we have not regained compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on the Nasdaq Capital Market (the “Bid Price Requirement”) and because of our ineligibility for a second 180 calendar day compliance period, the Staff had determined to delist our securities from Nasdaq unless we timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”). The Bid Price Requirement of the Nasdaq Listing Rules requires listed securities to maintain a minimum bid price of $1.00 per share and, as previously disclosed, on February 7, 2025, Nasdaq had notified us that based upon the closing bid price of our common stock for the last 30 consecutive business days, we no longer met the Bid Price Requirement. In accordance with Listing Rule 5810(c)(3)(A), Nasdaq had provided us 180 calendar days, or until August 6, 2025, to regain compliance with the Bid Price Requirement. We did not regain compliance with the Bid Price Requirement during such 180 calendar day period and, because we do not meet Nasdaq’s $5,000,000 minimum stockholders’ equity initial listing requirement, the Staff determined that we were not eligible for an additional 180-day extension to meet the Bid Price Requirement.

On August 19, 2025, we timely requested a hearing before the Panel.  At the Panel hearing, we intend to request an extension within which to evidence compliance with the Bid Price Requirement and the Minimum Stockholders’ Equity Requirement, to present our views with respect to these deficiencies, and to submit and present our plan to regain compliance with all applicable requirements for continued listing on Nasdaq, including compliance with the Bid Price Requirement and the Minimum Stockholders’ Equity Requirement.

Our request for a hearing has stayed any suspension or delisting action by the Staff pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. We intend to continue to take definitive steps in an effort to evidence compliance with the Minimum Stockholders’ Equity Requirement, the Bid Price Requirement, and the other Nasdaq listing requirements.  However, there can be no assurance that the Panel will grant our request for continued listing or that we will be able to evidence compliance with the Minimum Stockholders’ Equity Requirement, the Bid Price Requirement and other Nasdaq listing requirements within any extension period that may be granted by the Panel or that we will be able to maintain compliance with the other Nasdaq listing requirements.

New UP License Agreement

On February 17, 2025, we and the University of Pittsburgh entered into an amended and restated Exclusive License Agreement (the “New UP License Agreement”), which updates and consolidates into a single agreement our prior license agreements with UP. Pursuant to the New UP License Agreement, UP granted to us a worldwide, exclusive license for certain patents and related technology, collectively referred to as the “Licensed Technology,” and a worldwide, non-exclusive license to use certain related know-how. The Licensed Technology covered by the New UP License Agreement is based on the same general gene therapy approach as covered under our prior license agreements with UP (less the previously-licensed macrophage technology), whereby an adeno-associated virus vector containing the Pdx1 and MafA genes is administered directly into the pancreatic duct. More specifically, the Licensed Technology covered by the New UP License Agreement is related to a gene therapy for both Type 1 diabetes and Type 2 diabetes using the genes of the Pdx1 and MafA transcription factors controlled by insulin, glucagon and MafB promoters.

Convergen Biotech, Inc.

Additionally, in September 2024, we announced that we were considering various strategic alternatives and opportunities to enhance stockholder value, including evaluating ways to optimize our clinical and research programs and operational strategies, such as our intention to potentially transfer our diabetes clinical development program and our diabetes gene therapy assets into a new, initially wholly-owned subsidiary. In connection with this intended separation of the diabetes clinical development program, on February 18, 2025, we announced that we had formed a wholly-owned subsidiary, Convergen Biotech, Inc. (“Convergen”), to implement this initial step of the reorganization and facilitate the separation of the diabetes program. Convergen will focus on developing and commercializing GPX-002. The Company will retain its oncology clinical development programs and other oncology pipeline assets.

The Lincoln Park Transaction

On June 11, 2025, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $12.5 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement (of which an aggregate of $2,460,136 of shares of common stock have already been issued and sold to Lincoln Park as of the date of this prospectus). Pursuant to the Purchase Agreement, we issued 1,186,859 shares of common stock to Lincoln Park as a fee for making its irrevocable commitment to purchase our common stock under the Purchase Agreement (the “Commitment Shares”). Also on June 11, 2025, concurrently with our execution of the Purchase Agreement, we entered into a registration rights agreement with Lincoln Park, dated as of June 11, 2025 (the “Registration Rights Agreement”), pursuant to which we filed with the Securities and Exchange Commission (the “SEC”), the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of our common stock that are described in this prospectus that have been or may be issued by us to Lincoln Park under the Purchase Agreement.

On June 11, 2025, pursuant to the terms of the Purchase Agreement and the Registration Rights Agreement, we filed a registration statement (the “Prior Registration Statement”) on Form S-1 (Registration No. 333-287962) with the SEC to register up to 15,000,000 shares of common stock that have subsequently been issued and sold by us to Lincoln Park, consisting of (i) 13,813,141 shares of common stock that we issued and sold to Lincoln Park as Purchase Shares, during the period from the Commencement Date (as defined below) through the date of this prospectus, for aggregate gross proceeds of $2,460,136, and (ii) 1,186,859 Commitment Shares that we issued to Lincoln Park on June 11, 2025 in consideration for Lincoln Park’s commitment to purchase shares of common stock at our direction under the Purchase Agreement.

The purpose of this registration statement on Form S-1 is to register an additional 25,000,000 Purchase Shares for resale by Lincoln Park, pursuant to the terms of the Purchase Agreement and the Registration Rights Agreement.

Under the applicable rules of Nasdaq, on August 15, 2025, we obtained shareholder approval to issue to Lincoln Park, pursuant to the Purchase Agreement, shares of our common stock, which exceed 5,561,445 shares, which was equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement.

This prospectus covers the resale by the selling stockholder of up to 25,000,000 shares of our common stock that we have reserved for sale to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, if and when we determine to sell shares of our common stock to Lincoln Park under the Purchase Agreement. We will not receive any cash consideration for issuing the Commitment Shares to Lincoln Park.

Sales of common stock by the Company pursuant to the Purchase Agreement, if any, are subject to certain limitations set forth in the Purchase Agreement, and may occur from time to time at the Company’s sole discretion over the 24-month period commencing on the date that the conditions to Lincoln Park’s purchase obligation set forth in the Purchase Agreement are satisfied, including that the registration statement that includes this prospectus is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC (the date on which all of such conditions were satisfied, which occurred on June 17, 2025 the “Commencement Date”). From and after the Commencement Date, we may, from time to time and at our sole discretion for a period of up to 24-months, on any business day that we select on which the closing sales price of our common stock equals or exceeds $0.10 per share, direct Lincoln Park to purchase up to 125,000 shares of our common stock, which amount may be increased depending on the market price of our common stock at the time of sale, subject to a maximum commitment of $500,000 per purchase, which we refer to in this prospectus as “Regular Purchases.”

In addition to Regular Purchases, provided that we have directed Lincoln Park to purchase the maximum amount of shares that we are then able to sell to Lincoln Park in a Regular Purchase, we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of common stock in “accelerated purchases,” and “additional accelerated purchases” as set forth in the Purchase Agreement.

We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares of our common stock that we may sell to Lincoln Park in Regular Purchases, accelerated purchases and additional accelerated purchases under the Purchase Agreement will be based on the market prices of our common stock at or around the time of sale and shall be calculated as set forth in the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. In the event of bankruptcy proceedings by or against us that are not discharged within 90 days, the Purchase Agreement will automatically terminate without action of any party. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, accelerated purchase or additional accelerated purchase that has not then fully settled in accordance with the Purchase Agreement.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except the Company is prohibited (with certain specified exceptions set forth in the Purchase Agreement) from effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar offering whereby an investor is irrevocably bound to purchase securities over a period of time from the Company at a price based on the market price of the common stock at the time of each such purchase. Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares of our common stock, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

As of the date of this prospectus, we have (i) issued and sold to Lincoln Park 13,813,141 shares of common stock as Purchase Shares, for aggregate gross proceeds of $2,460,136, and (ii) issued to Lincoln Park 1,186,859 Commitment Shares in consideration for Lincoln Park’s commitment to purchase shares of common stock at our discretion under the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $12.5 million of our common stock to Lincoln Park (of which an aggregate of $2,460,136 of shares of common stock have already been issued and sold to Lincoln Park as of the date of this prospectus), only 25,000,000 additional Purchase Shares that we may issue to Lincoln Park as Purchase Shares from and after the date of this prospectus, if and when we elect to sell such Purchase Shares to Lincoln Park under the Purchase Agreement, are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus. Depending on the market price of our common stock at the time we elect to issue and sell shares of our common stock to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $10,039,864 available to us under the Purchase Agreement.

As of September 2, 2025, there were 42,905,339 shares of our common stock outstanding, of which 42,829,990 shares were held by non-affiliates. If all of the 25,000,000 shares of our common stock that may be sold to Lincoln Park in the future under the Purchase Agreement that are being registered for resale hereunder were issued and outstanding as of September 2, 2025 without taking into account the Beneficial Ownership Cap described above), such shares of our common stock, would represent approximately 37% of the total number of shares of our common stock outstanding, and approximately 37% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of September 2, 2025.

If we elect to issue and sell to Lincoln Park more than the 25,000,000 shares of our common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park under the registration statement that includes this prospectus, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by Lincoln Park any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Lincoln Park under the Purchase Agreement. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Lincoln Park under the Purchase Agreement. See “Risk Factors.”

Going Concern

We have a history of operating losses since inception and expect to incur additional near-term losses. As discussed further in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated herein by reference, our independent registered public accounting firm, in its audit report to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, expressed substantial doubt about our ability to continue as a going concern. See also our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025, as incorporated by reference into this prospectus, including the discussion therein under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.” Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty. Following this offering, we will need to raise additional capital to fund our operations and continue to support our planned development and commercialization activities. If we cannot secure the financing needed to continue as a viable business, our stockholders may lose some or all of their investment in us.

Corporate Information

We were incorporated in Delaware in April 2009. Our principal executive offices are located at 3300 Bee Cave Road, #650-227, Austin, TX 78746, and our telephone number is (877) 774-4679. Our website address is www.genprex.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend them to be active links to our websites.

THE OFFERING

Shares of our common stock offered by the selling stockholder	Up to 25,000,000 Purchase Shares that we may issue and sell to Lincoln Park from time to time under the Purchase Agreement from and after the commencement.

Selling stockholder	Lincoln Park Capital Fund, LLC. See “Selling Stockholder” on page 24 of this prospectus.

Common stock outstanding prior to this offering	42,905,339 shares.

Common stock outstanding immediately after this offering	67,905,339 shares, assuming the sale of 25,000,000 shares. The actual number of shares issued will vary depending on the sales prices in this offering.

Use of Proceeds

We will receive no proceeds from the sale of shares of our common stock by Lincoln Park pursuant to this prospectus. We may receive up to $10,039,864 (in addition to the $2,460,136 previously received from sales made pursuant to the Purchase Agreement prior to the date of this prospectus) in aggregate gross proceeds under the Purchase Agreement from any sales of shares of our common stock we make to Lincoln Park pursuant to the Purchase Agreement after the commencement, assuming that we sell the full amount of our common stock remaining available to us that we have the right, but not the obligation to sell to Lincoln Park under the Purchase Agreement. Any proceeds that we receive from sales of shares of our common stock to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. See “Use of Proceeds.”

Nasdaq Capital Markets Symbols	Our common stock is listed on Nasdaq under the symbol “GNPX”.

Risk Factors

Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 10, and the other information included in or incorporated by reference in this prospectus for a discussion of the factors you should consider carefully before deciding to invest in our securities.

The number of shares of our common stock to be outstanding immediately after this offering is based on 42,905,339 shares of our common stock outstanding as of September 2, 2025, excludes, as of such date, the following:

●	283,573 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $121.67 per share;

●	80,000 shares of our common stock underlying unvested restricted stock units;

●	1,981,079 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $10.05 per share;

●	5,202 shares of our common stock reserved for issuance under our 2018 Employee Stock Purchase Plan; and

●	6,964,367 shares of our common stock reserved for issuance under our 2018 Equity Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K, which is incorporated by reference into this prospectus. Any of the risks and uncertainties set forth below and in the Annual Report, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, or any prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus. As a result, you could lose all or part of your investment.

The sale of our common stock to Lincoln Park may cause dilution and the subsequent sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On June 11, 2025, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park committed to purchase up to $12.5 million of our common stock (of which an aggregate of $2,460,136 of shares of common stock have already been issued and sold to Lincoln Park as of the date of this prospectus), and we issued the Commitment Shares. Other than the Commitment Shares, the shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park from time to time at our discretion over a 24-month period beginning on the Commencement Date, which occurred on June 17, 2025. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will vary based on the price of our common stock at the time we initiate the sale. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Sales of shares of our common stock to Lincoln Park under the Purchase Agreement, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

It is not possible to predict the actual number of shares of common stock we may sell to Lincoln Park under the Purchase Agreement, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by Lincoln Park for the shares of common stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $12.5 million of our common stock to Lincoln Park, only 25,000,000 Purchase Shares are being registered under the Securities Act for resale by Lincoln Park under the registration statement of which this prospectus forms a part. We may elect to sell such Purchase Shares to Lincoln Park, in our sole discretion, from time to time from and after the Commencement Date under the Purchase Agreement.

If after the Commencement Date we elect to sell to the selling stockholder all of the 25,000,000 shares of common stock being registered for resale by Lincoln Park under this prospectus that are available for sale by us to the selling stockholder under the Purchase Agreement, depending on the market prices of our common stock at the time of such sales, the actual gross proceeds from the sale of all such shares of common stock by us to Lincoln Park may be substantially less than the $10,039,864 total purchase commitment that remains available to us under the Purchase Agreement, which could materially adversely affect our liquidity.

If we elect to issue and sell to Lincoln Park more than the 25,000,000 shares of our common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act for resale by Lincoln Park such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock to Lincoln Park under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 25,000,000 shares of common stock that we may elect to issue and sell to Lincoln Park under the Purchase Agreement that are being registered for resale by Lincoln Park hereunder could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of common stock, if any, we ultimately sell to Lincoln Park under the Purchase Agreement, and the sale of common stock under the Purchase Agreement may cause the trading price of our common stock to decline.

Investors who buy shares at different times will likely pay different prices, and the sale of the shares of common stock acquired by Lincoln Park could cause the price of our common stock to decline.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. If and when we do elect to sell shares of our common stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering. Further, the sale of a substantial number of shares of our common stock by Lincoln Park, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire.

We may not have access to the full amount available under the Purchase Agreement with Lincoln Park. We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

We may direct Lincoln Park to purchase up to $12.5 million (of which $2,460,136 of our common stock has previously been issued and sold to Lincoln Park) worth of shares of our common stock in a Regular Purchase from time to time under the Purchase Agreement over a 24-month period beginning on the Commencement Date, generally in amounts up to 125,000 shares of our common stock, which may be increased to up to 150,000 shares or up to 175,000 shares, in each case depending on the closing sale price of our common stock at the time of sale, provided that Lincoln Park’s maximum purchase obligation under any single Regular Purchase shall not exceed $500,000. Moreover, under certain circumstances as set forth in the Purchase Agreement, we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of common stock in “accelerated purchases,” and “additional accelerated purchases” as set forth in the Purchase Agreement.

Depending on the prevailing market price of our common stock, we may not be able to sell shares to Lincoln Park for the maximum $12.5 million over the term of the Purchase Agreement. Lincoln Park will not be required to purchase any shares of our common stock if such sale would result in Lincoln Park’s beneficial ownership of our common stock exceeding the Beneficial Ownership Cap. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including the prevailing market price of our common stock and the extent to which we are able to raise capital from other sources. Assuming a purchase price of $0.2585 per share (which represents the closing price of our common stock on September 11, 2025), the purchase by Lincoln Park of the entire 25,000,000 shares of common stock issuable under the Purchase Agreement being registered for resale by Lincoln Park hereunder would result in gross proceeds to us of approximately $6.4 million. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of capital in order to satisfy our working capital needs. Even if we sell all $12.5 million of shares of our common stock to Lincoln Park under the Purchase Agreement, we will need to raise substantial additional capital to continue to fund our operations and execute our current business strategy.

Our management will have broad discretion over the use of the net proceeds, if any, from sales of shares of our common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be used effectively.

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will not receive any proceeds upon the sale of shares by Lincoln Park. However, we may receive gross proceeds of up to $10,039,864 from the sale of shares being registered for resale under this prospectus under the Purchase Agreement to Lincoln Park (in addition to the $2,460,136 previously received from sales made pursuant to the Purchase Agreement prior to the date of this prospectus). The anticipated use of net proceeds from the sale of our common stock to Lincoln Park under the Purchase Agreement represents our intentions based upon our current plans and business conditions. Because we have not designated the amount of net proceeds from the sale of shares under the Purchase Agreement to be used for any particular purpose, our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. Further, our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We are currently listed on The Nasdaq Capital Market. If we fail to regain and maintain compliance with the continued listing requirements of Nasdaq, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our common stock is currently listed for trading on Nasdaq. On February 7, 2025, we received a notice from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we are not in compliance with the requirement under Nasdaq Listing Rule 5550(a)(2) to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq (the “Bid Price Requirement”). We were provided a compliance period of 180 calendar days from the date of the notice, or until August 6, 2025, to regain compliance with the Bid Price Requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A). On August 12, 2025, we received a letter from Nasdaq indicating that, based upon our not having regained compliance with the Bid Price Requirement and our ineligibility for a second 180 calendar day compliance period, the Staff had determined to delist our securities from Nasdaq unless we timely request a hearing before the Nasdaq Hearings Panel (the “Panel”). Additionally, on August 19, 2025, we received a letter from the Nasdaq Staff indicating that we were not in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market, under Listing Rule 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”), because our stockholders’ equity of $1,391,195 as reported in our Quarterly Report on Form 10-Q for the period ended June 30, 2025 was below the required minimum of $2.5 million, and because, as of August 19, 2025, we did not meet the alternative compliance standards relating to market value of listed securities or net income from continuing operations. The Staff indicated that this non-compliance with the Minimum Stockholders’ Equity Requirement serves as additional and separate basis for delisting our securities from Nasdaq. On August 19, 2025, we timely requested a hearing before the Panel.  At the Panel hearing, we intend to request an extension within which to evidence compliance with the Bid Price Requirement and the Minimum Stockholders’ Equity Requirement, to present our views with respect to these deficiencies, and to submit and present our plan to regain compliance with all applicable requirements for continued listing on Nasdaq, including compliance with the Bid Price Requirement and the Minimum Stockholders’ Equity Requirement. Our request for a hearing has stayed any suspension or delisting action by the Staff pending the hearing and the expiration of any additional extension period granted by the Panel following the hearing. We intend to continue to take definitive steps in an effort to evidence compliance with the Bid Price Requirement and the Minimum Stockholders’ Equity Requirement and the other Nasdaq listing requirements; however, there can be no assurance that the Panel will grant our request for continued listing or that we will be able to evidence compliance with the Bid Price Requirement, the Minimum Stockholders’ Equity Requirement and the other Nasdaq listing requirements within any extension period that may be granted by the Panel or that we will be able to maintain compliance.

We will continue to monitor the closing bid price of our common stock and may, if appropriate, consider available options, including implementation of a reverse stock split of our common stock, to regain compliance with the Bid Price Requirement. If we seek to implement a reverse stock split in order to remain listed on Nasdaq, the announcement or implementation of such a reverse stock split could negatively affect the price of our common stock and/or warrants. We will continue to monitor our stockholders’ equity and may, if appropriate, consider available options, including raising additional capital, to regain compliance with the Minimum Stockholders’ Equity Requirement. If we seek to raise additional capital through the issuance of equity, whether through this offering or other issuances of equity, the issuance may result in dilution, and the announcement or implementation of such fundraising could negatively affect the price of our securities.

We must satisfy Nasdaq’s continued listing requirements, including, among other things, a minimum stockholders’ equity of $2.5 million and a minimum closing bid price of $1.00 per share or risk delisting, which could have a material adverse effect on our business. If our common stock is delisted from Nasdaq, it could materially reduce the liquidity of our common stock and result in a corresponding material reduction in the price of our common stock as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. If our common stock is delisted, it could be more difficult to buy or sell our common stock or to obtain accurate quotations, and the price of our common stock could suffer a material decline. Delisting could also impair our ability to raise capital on acceptable terms, if at all.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein are forward-looking statements and are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “depend,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	Market conditions;
●	Our capital position;
●

Our ability to raise additional future financing and possible lack of financial and other resources, and our ability to continue to support and fund our pre-clinical and clinical development programs and growth of our business;

●	Our ability to continue as a going concern;
●	Our ability to regain (as applicable) and maintain compliance with the continued listing requirements of The Nasdaq Capital Market and maintain the listing of our common stock;
●	Our ability to compete effectively and with larger and/or better-financed biotechnology and pharmaceutical companies;
●	Our uncertainty of developing marketable products;
●	Our ability to develop and commercialize our products;
●	Our ability to obtain regulatory approvals;
●	Our ability and third-parties’ ability to maintain and protect intellectual property rights;
●

The effects and impacts of public health crises such as epidemics or outbreaks, which could significantly disrupt and have a materially adverse effect upon our business, our clinical trials and our research programs, as well as on healthcare systems or the global economy as a whole;

●

The success of our clinical trials through all phases of clinical development, including the ability of our third-party suppliers or manufacturers to supply or manufacture our products on a timely, consistent basis in a manner sufficient and appropriate as is commensurate to meet our clinical trial timing, courses of treatment, and other requisite fulfillment considerations necessary to adequately advance our development programs;

●	Our ability to conduct and complete our clinical trials in accordance with projected timelines;
●	Any delays in regulatory review and approval of our current and future product candidates;
●

The effects of any strategic research and development prioritization initiatives, and any other strategic alternatives or other efforts that we take or may take in the future that are aimed at optimizing and re-focusing our diabetes, oncology and/or other clinical development programs including prioritization of resources, and the extent to which we are able to implement such efforts and initiatives successfully to achieve the desired and intended results thereof, including successful implementation of the separation of our diabetes clinical development program, including the anticipated benefits of the internal reorganization, the expected timing of the reorganization and/or if it is completed as contemplated or at all;

●

Our dependence on third-party suppliers or manufacturers to supply or manufacture our key ingredients and/or raw materials, products and/or product components and successfully carry out a sustainable, reproducible and scalable manufacturing process in accordance with specifications or applicable regulations;

●	Our ability to control product development costs;
●	Our ability to attract and retain key employees;
●	Our ability to enter into new strategic collaborations, licensing or other arrangements;
●	Changes in government regulation affecting product candidates that could increase our development costs;
●	Our involvement in patent, trademark and other intellectual property litigation that could be expensive and divert management’s attention;

●	The possibility that there may be no market acceptance for our products; and
●	Changes in third-party reimbursement policies which could adversely affect potential future sales of any of our products that are approved for marketing.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the successful development and commercialization of our product candidates, market acceptance of our product candidates, our financial performance, including our ability to fund operations, our ability to maintain compliance with Nasdaq’s continued listing requirements, regulatory approval and regulation of our product candidates, our expected use of proceeds from this offering, and other factors and risks identified from time to time in our filings with the SEC, including this prospectus and those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference and that are incorporated by reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

THE LINCOLN PARK TRANSACTION

This prospectus covers the resale by the selling stockholder of up to 25,000,000 shares of our common stock, if and when we determine to sell additional shares of our common stock to Lincoln Park under the Purchase Agreement.

General

On June 11, 2025, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $12.5 million of our common stock (of which an aggregate of $2,460,136 of shares of common stock have already been issued and sold to Lincoln Park as of the date of this prospectus), subject to certain limitations and conditions set forth in the Purchase Agreement, at our direction in our sole discretion from time to time during the 24 month period commencing from the Commencement Date, unless the Purchase Agreement is terminated prior to such date. Pursuant to the Purchase Agreement we issued 1,186,859 Commitment Shares to Lincoln Park as consideration for its commitment to purchase our common stock from time to time at our direction under the Purchase Agreement. We may only receive additional proceeds of up to $10,039,864 from our sale of Purchase Shares pursuant to the Purchase Agreement.

On June 11, 2025, concurrently with our execution of the Purchase Agreement, we entered into the Registration Rights Agreement, pursuant to which we filed with the SEC this registration statement that includes this prospectus to register for resale under the Securities Act, the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

On June 11, 2025, pursuant to the terms of the Purchase Agreement and the Registration Rights Agreement, we filed the Prior Registration Statement with the SEC to register up to 15,000,000 shares of common stock that have subsequently been issued and sold by us to Lincoln Park, consisting of (i) 13,813,141 shares of common stock that we issued and sold to Lincoln Park as Purchase Shares, during the period from the Commencement Date through the date of this prospectus, for an aggregate gross proceeds of $2,460,136, and (ii) 1,186,859 shares of common stock that we issued to Lincoln Park on June 11, 2025 in consideration for Lincoln Park’s commitment to purchase shares of common stock at our direction under the Purchase Agreement.

The purpose of this registration statement on Form S-1 is to register an additional 25,000,000 shares of common stock for resale by Lincoln Park pursuant to the terms of the Purchase Agreement and Registration Rights Agreement.

We did not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement were satisfied, which we refer to in this prospectus as the commencement, or the Commencement Date.  From and after the Commencement Date, which occurred on June 17, 2025, we may, from time to time and at our sole discretion for a period of up to 24-months, on any business day that we select on which the closing sales price of our common stock equals or exceeds $0.10 per share, direct Lincoln Park to purchase up to 125,000 shares of our common stock, which amount may be increased depending on the market price of our common stock at the time of sale, subject to a maximum commitment of $500,000 per purchase, which we refer to in this prospectus as “Regular Purchases.” In addition we may, in our sole discretion, also direct Lincoln Park to purchase additional shares of common stock in “accelerated purchases” and “additional accelerated purchases” as set forth in the Purchase Agreement.

We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares of our common stock that may be sold to Lincoln Park in Regular Purchases, accelerated purchases, and additional accelerated purchases under the Purchase Agreement will be based on the market prices of our common stock at or around the time of sale and shall be calculated as set forth in the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Actual sales of shares of Common Stock by the Company to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

As of September 2, 2025, there were 42,905,339 shares of our common stock outstanding, of which 42,829,990 shares were held by non-affiliates, which includes the Commitment Shares we issued to Lincoln Park upon our execution of the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to an aggregate of $12.5 million of our common stock to Lincoln Park (of which an aggregate of $2,460,136 of shares of common stock have already been issued and sold to Lincoln Park as of the date of this prospectus), only 25,000,000 shares of our common stock are being registered for resale under this prospectus, if and when we sell shares of our common stock to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares of our common stock to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $12.5 million total commitment available to us under the Purchase Agreement. If all of the 25,000,000 shares of our common stock that may be sold to Lincoln Park in the future under the Purchase Agreement that are being registered for resale hereunder were issued and outstanding as of the date of this prospectus (without taking into account the Beneficial Ownership Cap described below), such shares of our common stock, taken together with the 1,186,859 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement and outstanding as of the date of this prospectus, would represent approximately 37% of the total number of shares of our common stock outstanding and approximately 37% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of September 2, 2025. If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the additional 25,000,000 shares of our common stock being registered for resale by Lincoln Park under this prospectus, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our common stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

On August 15, 2025, we obtained shareholder approval to issue to Lincoln Park, pursuant to the Purchase Agreement, shares of our common stock, including the Commitment Shares, which exceed 5,561,445 shares, which was equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement.

The Purchase Agreement prohibits us from directing Lincoln Park to purchase any shares of our common stock if those shares of our common stock, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance of shares of our common stock to Lincoln Park under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of common stock to Lincoln Park under the Purchase Agreement. See “Risk Factors.”

Purchase of Shares of our Common Stock Under the Purchase Agreement

Regular Purchases

From and after the Commencement Date, on any business day selected by the Company (and provided (i) the closing sale price of the common stock is not less than the Floor Price (as defined in the Purchase Agreement as described below), and (ii) all shares of common stock subject to all prior Regular Purchases, accelerated purchases and additional accelerated purchases initiated by the Company pursuant to the Purchase Agreement, as applicable, have been properly delivered to Lincoln Park in accordance with the Purchase Agreement), the Company may, by written notice delivered by us to Lincoln Park, direct Lincoln Park to purchase up to 125,000 shares of our common stock on such business day in a Regular Purchase, provided, however, that the maximum number of shares we may sell to Lincoln Park in a Regular Purchase may be increased to up to (i) 150,000 shares of our common stock, provided that the closing sale price of our common stock is not below $0.35 on the purchase date and (ii)175,000 shares of our common stock, provided that the closing sale price of our common stock is not below $0.55 on the purchase date (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $500,000. For purposes of the Purchase Agreement, “Floor Price” means, with respect to a Regular Purchase effected pursuant to the applicable terms thereof, $0.10, which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, stock split or other similar transaction, the Floor Price shall mean the lower of (i) the adjusted price and (ii) $0.50.

The purchase price per share for each such Regular Purchase will be equal to 95% of the lower of:

●	the lowest sale price for our common stock on the purchase date for such shares of our common stock; and
●

the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares of our common stock.

Accelerated Purchases

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any Purchase Date for a Regular Purchase on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases effected prior to such Purchase Date have been properly delivered to Lincoln Park in accordance with the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, on the next business day following such Purchase Date for such corresponding Regular Purchase, which we refer to as the Accelerated Purchase Date, not to exceed the lesser of:

●

30% of the aggregate number of shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period; and

●	300% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for the shares subject to an Accelerated Purchase will be equal to 95% of the lower of:

●	the volume weighted average price of our common stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and
●	the closing sale price of our common stock on the applicable Accelerated Purchase Date.

Additional Accelerated Purchases

We may also direct Lincoln Park, by written notice delivered to Lincoln Park, not later than 1:00 p.m., eastern time, on the same Accelerated Purchase Date on which an Accelerated Purchase Measurement Period for an Accelerated Purchase has ended prior to such time (and provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time), to purchase an additional amount of our common stock on such same Accelerated Purchase Date, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

●

30% of the aggregate number of shares of our common stock traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date we refer to as the Additional Accelerated Purchase Measurement Period; and

●	300% of the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.

The purchase price per share for the shares subject to an Additional Accelerated Purchase will be equal to 95% of the lower of:

●	the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and
●	the closing sale price of our common stock on the applicable same Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., eastern time, on a single Accelerated Purchase Date, again provided all shares of common stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.

Suspension Events

Suspension events under the Purchase Agreement include the following:

●

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day;

●

the delisting of our common stock from Nasdaq, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, Nasdaq, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca, or the OTCQX Best Market or the OTCQB Venture Market operated by OTC Markets Group Inc. (or any nationally recognized successor thereto);

●

the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our common stock;

●

any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

●	if at any time we are not eligible to transfer our common stock electronically; or

●	if at any time Lincoln Park’s broker is unable to accept Commitment Shares or Purchase Shares for deposit for reasons not within Lincoln Park’s control.

Following the Commencement Date, Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the suspension events set forth above, although the Purchase Agreement would automatically terminate in the event of any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us that are not discharged within 90 days. So long as a suspension event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would reasonably be expected to become a suspension event has occurred and is continuing, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement upon one business day’s prior written notice to Lincoln Park. In the event of any voluntary or involuntary bankruptcy proceedings by or against the Company that are not discharged within 90 days, the Purchase Agreement would automatically terminate without any action of the Company or Lincoln Park. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase that has not then fully settled in accordance with the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibitions on Certain Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except the Company is prohibited (with certain specified exceptions set forth in the Purchase Agreement) from effecting or entering into an agreement to effect an “equity line of credit” in which the Company may issue and sell common stock, from time to time over a certain period of time, at future determined prices based on the market prices of the common stock at the time of each such issuance and sale.

Effect of Performance of the Purchase Agreement on Our Stockholders

All of the shares of our common stock being registered for resale hereunder which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 24-months beginning on the Commencement Date. The sale by Lincoln Park of a significant amount of shares of our common stock registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares of our common stock to Lincoln Park, after Lincoln Park has acquired the shares of our common stock, Lincoln Park may resell all, some or none of those shares of our common stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares of our common stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our common stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, from and after the Commencement Date, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase up to $12.5 million of our common stock (of which as aggregate of $2,460,136 of shares of common stock have already been issued and sold to Lincoln Park as of the date of this prospectus). Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are being offered under this prospectus in order to receive aggregate gross proceeds equal to the $10,039,864 remaining available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares of our common stock ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares of our common stock we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of common stock to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares of our Common Stock to be Issued if Full Purchase(1)	Percentage of Outstanding Shares of our Common Stock After Giving Effect to the Issuance to Lincoln Park(2)	Gross Proceeds from the Sale of Shares of our Common Stock to Lincoln Park Under the Purchase Agreement(1)
$0.20	25,000,000	36.8%	$5,000,000
$0.2585(3)	25,000,000	36.8%	$6,462,500
$0.30	25,000,000	36.8%	$7,500,000
$0.35	25,000,000	36.8%	$8,750,000
$0.40	25,000,000	36.8%	$10,000,000
$0.40159	25,000,000	36.8%	$10,039,864

(1) Although the Purchase Agreement provides that we may sell up to $12.5 million of shares of our common stock to Lincoln Park (of which an aggregate of $2,460,136 of shares of common stock have already been issued and sold to Lincoln Park as of the date of this prospectus), only 25,000,000 Purchase Shares that we may issue to Lincoln Park as Purchase Shares from and after the date of this additional prospectus, if and when we elect to sell such Purchase Shares to Lincoln Park under the Purchase Agreement, are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, which may or may not cover all the additional shares of our common stock we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share of our common stock. We may only receive additional proceeds of up to $10,039,864 from our sale of Purchase Shares pursuant to the Purchase Agreement. On August 15, 2025, we obtained shareholder approval to issue to Lincoln Park, pursuant to the Purchase Agreement, share of our common stock, including Commitment Shares, which exceed 5,561,445 shares, which was equal to 19.99% of the shares of our common stock outstanding immediately prior to the execution of the purchase agreement. The number of shares issued in this column does not give effect to the Beneficial Ownership Cap.

(2) The denominator is based on 42,905,339 shares of our common stock outstanding as of September 2, 2025, adjusted to include the number of shares of our common stock set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column, without giving effect to the Beneficial Ownership Cap.

(3) The closing sale price per share of our common stock on September 11, 2025.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. See “Plan of Distribution” elsewhere in this prospectus for more information. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of shares by Lincoln Park under this prospectus.

We may receive up to $10,039,864 (in addition to the $2,460,136 previously received from sales made pursuant to the Purchase Agreement prior to the date of this prospectus) in aggregate gross proceeds from sales of shares of our common stock we make to Lincoln Park under the Purchase Agreement. We may choose to sell fewer than $10,039,864 in shares of our common stock, or, due to the Beneficial Ownership Cap, we may not be able to sell all $10,039,864 in shares of our common stock under the Purchase Agreement, in which case we would raise less than $10,039,864 in aggregate gross proceeds under the Purchase Agreement. It is also possible that we do not sell any shares under the Purchase Agreement.

We will have broad discretion in the use of the net proceeds from any sale of shares of our common stock to Lincoln Park under the Purchase Agreement. Based upon our current plans and business conditions, we intend to use net proceeds from such sales for working capital and general corporate purposes, which may include capital expenditures, research and development expenditures, regulatory affairs expenditures, clinical trial expenditures, acquisitions of new technologies and investments, business combinations and the repayment, refinancing, redemption or repurchase of indebtedness or capital stock. We have not determined the amount of net proceeds to be used specifically for such purposes. The amounts and timing of our actual expenditures may vary significantly and will depend on numerous factors, including market conditions, cash generated or used by our operations, business developments and opportunities that may arise. We may find it necessary or advisable to use portions of the proceeds we receive from our sale of shares of common stock to Lincoln Park under the Purchase Agreement for other purposes. Pending the use of any net proceeds, we expect to invest the net proceeds in interest-bearing, marketable securities.

We will bear all of the costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, the registration and filing fees, printing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

DILUTION

The sale of common stock to Lincoln Park pursuant to the Purchase Agreement will have a dilutive impact on our stockholders. In addition, the lower our stock price is at the time we elect to sell shares to Lincoln Park under the Purchase Agreement, the more shares of our common stock we will have to sell to Lincoln Park to achieve the same gross proceeds amount, in which case our existing stockholders would experience greater dilution.

The amount that Lincoln Park will receive for our common stock when resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock.

As of June 30, 2025, we had a historical net tangible book value of $1,391,195 million, or $0.04 per share of common stock, based on 33,145,048 shares of common stock outstanding at June 30, 2025. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities, at June 30, 2025, divided by 33,145,048 shares of common stock.

After giving effect to the sale of 25,000,000 Purchase Shares to Lincoln Park pursuant to the Purchase Agreement at an assumed price of $0.2585 per share, the closing price of our common stock on Nasdaq on September 11, 2025, deducting estimated offering expenses of $170,891 payable by us, and without giving effect to the Beneficial Ownership Cap under the Purchase Agreement, our as adjusted net tangible book value as of June 30, 2025, would have been approximately $7.6 million, or $0.13 per share. This represents an immediate increase in the net tangible book value of $0.09 per share to our existing stockholders and an immediate dilution of $0.13 per share to new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$0.26
Net tangible book value per share of common stock as of June 30, 2025	0.04
Increase in net tangible book value per share attributable to this offering	$0.09
As adjusted net tangible book value per share after this offering		$0.13
Dilution per share to new investors purchasing shares in this offering		$0.13

The foregoing table is based on 33,145,048 shares of our Common Stock outstanding as of June 30, 2025, and excludes, as of such date, the following:

●	283,573 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted-average exercise price of $121.67 per share;

●	80,000 shares of our common stock underlying unvested restricted stock units;

●	1,981,079 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $10.05 per share;

●	5,202 shares of our common stock reserved for issuance under our 2018 Employee Stock Purchase Plan; and

●	464,367 shares of our common stock reserved for issuance under our 2018 Equity Incentive Plan.

To the extent that outstanding options or warrants have been or may be exercised, new equity awards were or are issued, or we otherwise issued or issue additional shares of common stock, including in our “at the market” offering program, investors purchasing our common stock in this offering may experience further dilution.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of additional shares of our common stock that may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on June 11, 2025 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been and may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 25,000,000 Purchase Shares that we have issued or may issue to Lincoln Park. The selling stockholder may sell some, all or none of the shares of common stock. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of September 12, 2025. The percentages of shares owned before and after the offering are based on 42,905,339 shares of common stock outstanding as of September 12, 2025. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. Other than as described under “The Lincoln Park Transaction,” above, neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the selling stockholder through this prospectus, we are referring to the shares of common stock that have been and may be issued and sold by us to Lincoln Park pursuant to the Purchase Agreement, unless otherwise indicated.

	Number of Shares of common stock Owned Prior to Offering(2)		Maximum Number of Shares of common stock to be Offered	Number of Shares of common stock Owned After Offering(5)
Name of Selling Stockholder	Number(3)	Percent	Pursuant to this Prospectus(4)	Number	Percent
Lincoln Park Capital Fund, LLC(1)	774,889	1.8%	25,000,000	0	-

(1) Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park Capital Fund, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under this prospectus. Neither Lincoln Park Capital, LLC nor Lincoln Park Capital Fund, LLC is a licensed broker dealer or an affiliate of a licensed broker dealer.

(2) In accordance with Rule 13d-3(d) of the Exchange Act, we have excluded from the number of shares beneficially owned prior to this offering all the shares of common stock that we may issue and sell to Lincoln Park under the Purchase Agreement from and after the date of this prospectus that are being registered for resale under the registration statement of which this prospectus forms a part, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus forms a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(3) Represents shares of common stock acquired by Lincoln Park pursuant to the Purchase Agreement, which had not been resold by Lincoln Park as of the date of this prospectus. The resale of such shares of common stock by Lincoln Park was registered under the Securities Act under the Prior Registration Statement, and therefore such shares are not included in the shares being registered for resale under the registration statement of which this prospectus forms a part.

(4) Assumes issuance of the maximum 25,000,000 shares being registered hereby. Although the Purchase Agreement provides that we may sell up to $12.5 million in shares of our common stock to Lincoln Park (of which an aggregate of $2,460,136 of shares of common stock have already been issued and sold to Lincoln Park as of the date of this prospectus), only 25,000,000 Purchase Shares that we may issue to Lincoln Park as Purchase Shares from and after the date of this prospectus, if and when we elect to sell such Purchase shares to Lincoln Park are being registered under the Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus to receive aggregate gross proceeds equal to the $12.5 million total commitment of Lincoln Park under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park will depend upon the number of shares we elect to sell to Lincoln Park under the Purchase Agreement.

(5) Assumes the sale by Lincoln Park of all 25,000,000 shares of our common stock registered hereby and the sale by Lincoln Park of all 15,000,000 shares registered by the Prior Registration Statement, although the selling stockholder is under no obligation known to us to sell any shares of common stock at any particular time.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park Capital Fund, LLC. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the shares of our common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or the purchasers, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from the selling stockholder or from any purchasers of shares of our common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by Lincoln Park. We estimate that the total expenses for the offering will be approximately $180,712. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares of our common stock offered by this prospectus have been sold by Lincoln Park.

DESCRIPTION OF OUR SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Amended and Restated Bylaws, as amended (“Bylaws” and together with the Certificate of Incorporation, the “Charter Documents”), is only a summary. You should also refer to our Certificate of Incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The securities to be registered on this registration statement on Form S-1 include up to an aggregate amount of 25,000,000 shares of our common stock. As of September 2, 2025, there were 42,905,339 shares of our common stock issued and outstanding, including the Commitment Shares. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors (“Board of Directors”) does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

General

Our Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.001 per share, and up to 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of September 2, 2025, there were 42,905,339 shares of common stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

As of September 11, 2025, there were 175 shareholders of record of our common stock. The actual number of holders of our common stock is greater than this number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

Common Stock

Voting Rights. Holders of the Company’s common stock are entitled to one vote per share on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that except as otherwise required by law, that holders of common stock are not entitled to vote on any amendments to the Certificate of Incorporation relating solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock to vote thereon by law or pursuant to the Certificate of Incorporation. The Company’s Charter Documents do not provide for cumulative voting in the election of directors.

Dividend Rights. Holders of the Company’s common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the Company’s Board of Directors out of the Company’s assets which are legally available. Such dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Company’s common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of the Company’s Board of Directors and will depend on, among other factors, the Company’s financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that the Company’s Board of Directors may deem relevant.

Liquidation Rights. Upon the Company’s liquidation, dissolution or winding-up, holders of the Company’s common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of the Company’s outstanding shares of Preferred Stock.

Preemptive, Conversion and Subscription Rights. Holders of the Company’s common stock have no preemptive, conversion or subscription rights.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions, and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference, and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

The authority possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights, conversion rights, and other rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Anti-Takeover Effects of Our Charter Documents and Delaware Law

Set forth below is a summary of the provisions of the Company’s Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (“DGCL”) that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference to the Certificate of Incorporation, Bylaws and relevant provisions of the DGCL.

Delaware Anti-Takeover Law

The Company is subject to Section 203 of the DGCL (“Section 203”) which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

●

prior to the date of the transaction the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●

any sale, lease, exchange, mortgage, transfer, pledge or other disposition (in one transaction or a series of transactions) involving the interested stockholder of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Certificate of Incorporation and Bylaws

Board of Directors Vacancies

The Company’s Charter Documents provide that, except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, all vacancies, and any newly created directorships, unless the Board of Directors determines that any such vacancies or newly created directorships shall be filled by the stockholders, shall, be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum. Further, the Company’s directors may only be removed with cause and by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the Company’s then outstanding capital stock. In addition, pursuant to the Company’s Certificate of Incorporation, the number of directors constituting the Company’s Board of Directors may be changed only by resolution of the Company’s Board of Directors.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

The Company’s Charter Documents require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent. In addition, pursuant to the Company’s Bylaws, special meetings of the Company’s stockholders may be called only by the chairman of the board, the Company’s Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Stockholder Proposals

The Company’s Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Staggered Board

The Company’s Charter Documents provide that the Company’s Board of Directors shall be divided into three classes and that directors shall be elected for a term of three years. Our classified Board of Directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Issuance of Undesignated Preferred Stock

As discussed above, our Board of Directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our Charter Documents do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board of Directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors to influence our Board of Directors’ decision regarding a takeover.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Stock Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “GNPX.”

LEGAL MATTERS

The validity of the issuance of the securities offered by us in this offering will be passed upon for us Lowenstein Sandler LLP, New York, NY.

EXPERTS

The consolidated financial statements of Genprex, Inc. appearing in Genprex, Inc.’s Annual Report (Form 10-K) for the years ended December 31, 2024 and 2023, have been audited by WithumSmith+Brown, PC, as set forth in their report therein, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available at www.sec.gov. We maintain a website at www.genprex.com. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You may also request a copy of these filings (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus), at no cost, by writing us at 3300 Bee Cave Road, #650-227, Austin, TX 78746 or contacting us at (877) 774-4679.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You may review a copy of the registration statement and any documents incorporated by reference herein through the SEC’s website at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 1, 2025;
●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 12, 2025 and August 14, 2025, respectively;
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our Current Reports on Form 8-K filed with the SEC on January 13, 2025; January 23, 2025; February 12, 2025; February 18, 2025; April 28, 2025; May 6, 2025; May 7, 2025; June 9, 2025; June 11, 2025, June 23, 2025, June 24, 2025, August 15, 2025, August 18, 2025, and August 20, 2025 (other than any portions thereof deemed furnished and not filed);

●

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 13, 2017, as updated by the Description of Registrant’s Securities set forth on Exhibit 4.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 1, 2025, and any amendments thereto or reports filed for the purposes of updating such description.

To obtain copies of these filings, see “Where You Can Find More Information” in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K and any corresponding information or exhibit furnished under Item 9.01 of Form 8-K.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

GENPREX, INC.

25,000,000 Shares of Common Stock

PROSPECTUS

September 16, 2025